Exhibit 99.1

NEWS RELEASE

Geokinetics Files Voluntary Plan of Reorganization

HOUSTON, TEXAS — March 11, 2013 — Geokinetics Inc. (OTC: GEOK) announced today that it and its domestic subsidiaries have filed voluntary petitions under chapter 11 of title 11 of the United State Code in the United States Bankruptcy Court for the District of Delaware to complete their previously announced financial restructuring of the Company designed to restore the Company to long-term financial health.  The Company intends to continue operating in the normal course of business without interruption and the restructuring is not expected to have an impact on the Company’s operations.

The pre-packaged plan of reorganization, which has been overwhelmingly approved by the Company’s stakeholders but remains subject to Bankruptcy Court approval, provides for the payment in full of the Company’s secured credit facility, for the conversion of the $300 million (plus accrued and unpaid interest) of the Company’s senior secured notes into newly issued common equity of the reorganized Company representing 100% of the reorganized Company’s issued and outstanding common stock after the issuance (subject to dilution for a management incentive plan and distributions with respect to the debtor-in-possession financing described below) and for the payment of allowed general unsecured claims in full either at the conclusion of the chapter 11 case or in the ordinary course of business.  The Company expects to receive Bankruptcy Court approval of its pre-packaged plan within 45 days.

To facilitate the chapter 11 process, the Company and certain holders of the Company’s senior secured notes have agreed to an up to $25 million debtor-in-possession term loan to fund, among other things, the Company’s working capital needs while in chapter 11.  The term loan will be paid off in common stock of the reorganized Company at a discount to plan value, as provided in the Company’s plan of reorganization.David J. Crowley, the President and Chief Executive Officer of the Company, commented, “Today we have taken a decisive step to strengthen our balance sheet and emerge a stronger company that is well-positioned for growth on the horizon in all three product lines and enhances profitability, while maintaining our commitments to our customers, employees and vendors.”

The Company has filed a series of first day motions to allow the Company to continue to operate in the ordinary course of business during the confirmation process.  The first day motions ask the United States Bankruptcy Court in the District of Delaware to approve, among other things, the payment of wages, salaries and other employee benefits as well as payments to certain critical vendors and foreign vendors.

In connection with the debtor in possession financing discussed above, each holder of the Company’s senior secured notes that is an accredited investor holding at least $1,000,000 in aggregate principal amount of the senior secured notes may elect to be a lender under the debtor-in-possession financing by contacting the agent for the debtor-in-possession financing within 5 days of entry of the interim order approving the debtor-in-possession financing and executing the necessary documents as required by the agent, as set forth in and subject to the interm order approving the debtor-in-possession financing that is entered by the Bankruptcy Court.  Such eligible senior secured noteholders may contact the agent by sending an email to Bobbie Young (byoung@cantor.com) and to Nate Plotkin (nplotkin@cantor.com), with a copy to Stephen Castro (Stephen.Castro@kayescholer.com) and Emil Buchman (Emil.Buchman@friedfrank.com).

About Geokinetics Inc.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas,

Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit www.geokinetics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this press release and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside the Company’s control, including the outcome and timing of various approvals and confirmations by the Bankruptcy Court.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

David J. Crowley

Chief Executive Officer

Geokinetics

(713) 850-7600